Exhibit 99.1



FOR IMMEDIATE RELEASE

CONTACTS:
J. Thomas Parmeter
President
Janis Y. Neves
Director of Finance & Administration
(858) 558-6064
info@ppti.com


PROTEIN POLYMER TECHNOLOGIES REPORTS NEW EQUITY INVESTMENT

      SAN DIEGO, March 26, 2003 -- Protein Polymer Technologies, Inc. (OTC Bulletin Board: PPTI), reports today that a small group of institutional and accredited investors committed $3,005,000 for the purchase of an aggregate of 30,050 shares of the Company's Series I Preferred Stock together with warrants for the purchase of an aggregate of approximately 2,185,455 shares of common stock. The Series I Preferred Stock was priced at $100 per share.

      Each share of Series I Preferred Stock is convertible at any time at the election of the holder into approximately 182 shares of common stock at a conversion price of $0.55 per share, subject to certain antidilution adjustments. Each share of Series I Preferred Stock also received warrants to purchase common stock. Two warrants are exercisable at any time, each for approximately 27 shares of common stock, at exercise prices of $0.65 and $0.88 per share, and expire approximately eighteen months after the close of the offering; an additional warrant is exercisable at any time for approximately 18 shares of common stock at an exercise price of $1.65 per share, and expires approximately forty-eight months after the close of the offering. These securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or any applicable exemption therefrom.

      As a condition to the closing of the private placement, the Company agreed that at its annual meeting of stockholders to be held in April 2003, the size of the Company's board of directors would be decreased to seven, with current directors J. Thomas Parmeter, Ph.D., Edward J. Hartnett, Kerry L. Kuhn, M.D., Phillip J. Davis and George R. Walker to be renominated and Phillip Berman, M.D. and Edward G. Cape, Ph.D., to be nominated for initial terms for election by the Company's stockholders.

      Protein Polymer Technologies, Inc., is a San Diego-based company focused on developing products to improve medical and surgical outcomes. From its inception in 1988, PPTI has been a pioneer in protein design and synthesis, creating an extensive portfolio of proprietary biomaterials for use in the development of bioactive devices. These genetically engineered


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biomaterials are high molecular weight proteins, processed into products with physical and biological characteristics tailored to specific clinical performance requirements. Targeted products include urethral bulking agents for the treatment of stress urinary incontinence, dermal augmentation products for cosmetic and reconstructive surgery, surgical adhesives and sealants, scaffolds for wound healing and tissue engineering, and depots for local drug delivery. To date, PPTI has been issued twenty-four U.S. Patents on its core technology with corresponding issued and pending patents in key international markets.

      This press release contains forward-looking statements that are based on management's views and expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include raising adequate capital to continue operations, scientific and clinical product development uncertainties, competitive products and approaches, continuing collaborative partnership interest and funding, regulatory testing and approvals, and manufacturing scale-up. The reader is encouraged to refer to the Company's 2001 Annual Report on Form 10-KSB, the Company's quarterly reports on Form 10QSB for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002, and other recent filings with the Securities and Exchange Commission, copies of which are available from the Company, to further ascertain the risks associated with the above statements.